Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release is entered into between and among Plaintiff Stuart Sawyer (“Plaintiff”), on behalf of himself and all Settlement Class Members as defined herein on the one hand, and Intermex Wire Transfer, LLC (“Intermex” or “Defendant”), on the other. Plaintiff and Intermex are referred to collectively in this Settlement Agreement as the “Parties.”

1.	RECITALS

1.1.
On May 30, 2019, Plaintiff filed a one-count class action complaint against Intermex, alleging violations of the Telephone Consumer Protection Act, 47 U.S.C. § 227 (“TCPA”), arising from allegedly automated text messages.

1.2.
In August, 2019, the Parties agreed to mediate the case. The Parties met with mediator Rodney Max on October 7, 2019, and conducted an all-day, arm’s-length mediation. The Parties agreed that day to settle this action on a class basis, as delineated herein.

1.3.
Intermex maintains that it has substantial legal defenses to all claims and class allegations in the Litigation. Without admitting any liability or wrongdoing whatsoever, Intermex agrees to the terms of this Settlement Agreement in order to resolve the claim Plaintiff and the class assert against Intermex in the Litigation.

2.	DEFINITIONS

As used herein, the following terms have the meanings set forth below.

2.1.	“Affiliate” of an entity means any person or entity that controls, is controlled by, or is under common control with such entity, including any parents or subsidiaries.

2.2.	“Approved Claim” means a Claim submitted by a Settlement Class Member that is timely submitted in accordance with the directions on the Claim Form and the terms of this Settlement Agreement.

2.3.
“Attorneys’ Fees and Expenses” means such funds as may be awarded to Class Counsel by the Court to compensate them (and all other attorneys for Plaintiff or the Settlement Class) for their fees and all expenses incurred by Plaintiff or Class Counsel in connection with the Litigation.

2.4.
“Claim” means a written request for Settlement Relief submitted by a Settlement Class Member to the Settlement Administrator, pursuant to the Claim Form in a form substantially similar to one of the documents attached as Exhibit D to this Settlement Agreement or as ultimately approved by the Court.

2.5.	“Claim Form” means a set of documents in forms substantially similar to Exhibit D to this Settlement Agreement or as ultimately approved by the Court.

2.6.	“Claimant” means any Settlement Class Member who submits an Approved Claim pursuant to this Settlement Agreement.

2.7.	“Class Counsel” means the Burke Law Offices, LLC and The Consumer Protection Firm, PLLC.

2.8.
“Class Notice” means the program of notice described in Section 6 of this Settlement Agreement to be provided to potential Settlement Class Members, including the Mail Notice, Email Notice, and Website Notice on the Settlement Website, which will notify potential Settlement Class Members about, among other things, their rights to opt out or object to the Settlement, the preliminary approval of the Settlement, the manner by which to submit a Claim, and the scheduling of the Final Approval Hearing.

2.8.1.
“Mail Notice” means the notice that is mailed by the Settlement Administrator to potential Settlement Class Members, in a form substantially similar to Exhibit A to this Settlement Agreement and/or as ultimately approved by the Court.

2.8.2.
“Email Notice” means the notice that is emailed by the Settlement Administrator to potential Settlement Class Members, in a form substantially similar to Exhibit B to this Settlement Agreement and/or as ultimately approved by the Court.

2.8.3.
“Website Notice” means the long form notice that is available to Settlement Class Members on the Settlement Website, in a form substantially similar to Exhibit C to this Settlement Agreement and/or as ultimately approved by the Court.

2.9.	“Court” means the United States District Court for the Southern District of Florida.

2.10.
“Days” means calendar days, except that, when computing any period of time prescribed or allowed by this Settlement Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. Further, when computing any period of time prescribed or allowed by this Settlement Agreement, the last day of the period so computed shall be included, unless it is a Saturday, a Sunday, or a legal holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday, or legal holiday.

2.11.	“Deadlines” As used herein, the Parties agree to the following deadlines, subject to Court approval:

2.11.1.
“Notice Deadline” means the last day for the Settlement Administrator to send Mail Notice and Email Notice to potential Settlement Class Members. The Notice Deadline shall be not less than forty-five (45) Days after the Court’s Preliminary Approval Order.

2.11.2.
“Fee and Incentive Motion Deadline” means the last day for Plaintiff to file a motion for an award of Attorneys’ Fees and Expenses, and an Incentive Award to the Named Plaintiff from the Settlement Fund. The Fee and Incentive Motion shall be filed not later than thirty (30) Days after the Notice Deadline.

2.11.3.
“Objection Deadline” means the date identified in the Preliminary Approval Order and Class Notice by which a Settlement Class Member must serve written objections, if any, to the Settlement in accordance with Section 12 of this Settlement Agreement to be able to object to the Settlement. The Objection Deadline shall be not later than ninety (90) Days after the Notice Deadline.

2.11.4.
“Opt Out Deadline” means the date identified in the Preliminary Approval Order and Class Notice by which a Request for Exclusion must be filed in writing with the Settlement Administrator in accordance with Section 11 of this Settlement Agreement in order for a potential Settlement Class Member to be excluded from the Settlement Class. The Opt Out Deadline shall be no later than ninety (90) Days after the Notice Deadline.

2.11.5.
“Claim Deadline” means the last date by which a Claim submitted to the Settlement Administrator by a Settlement Class Member must be postmarked or submitted electronically, which will be ninety (90) Days after the Notice Deadline. All Claims postmarked or submitted electronically at the Settlement Website on or before the Claim Deadline shall be timely, and all Claims postmarked or submitted electronically at the Settlement Website after the Claim Deadline shall be untimely and barred from entitlement to any Settlement Relief.

2.11.6.
“Final Approval Motion Deadline” means the date by which Class Counsel shall file the motion seeking final approval of the Settlement. The Final Approval Motion Deadline shall be no later than one-hundred (100) Days after the Notice Deadline.

2.12.	“Defense Counsel” means the law firm of Carlton Fields, P.A.

2.13.
“Final” with respect to the Final Approval Order, the Judgment, and any award of Attorneys’ Fees and Expenses means that the time for appeal or writ review has expired or, if an appeal or petition for review is taken and dismissed or the Settlement (or award of Attorneys’ Fees and Expenses) is affirmed, the time period during which further petition for hearing, appeal, or writ of certiorari can be taken has expired. If the Final Approval Order and/or Judgment is set aside, modified, or overturned by the Court or on appeal, and is not fully reinstated on further appeal, the Final Approval Order and/or Judgment shall not become Final.

2.14.	“Final Approval” means the entry of the Judgment after the Final Approval Hearing.

2.15.
“Final Approval Order” means the Order Granting Final Approval of Class Action Settlement and Dismissing Class Plaintiff’s Claims, to be entered by the Court pursuant to the Settlement and in a form substantially similar to Exhibit F to this Settlement Agreement.

2.16.
“Final Approval Hearing” means the hearing held by the Court to determine whether the terms of this Settlement Agreement are fair, reasonable, and adequate for the Settlement Class as a whole, and whether the Final Approval Order and the Judgment should be entered. The Parties shall seek to have the Final Approval Hearing on a date not earlier than one hundred and twenty (120) Days after the Notice Deadline.

2.17.
“Final Settlement Date” means the earliest date on which both the Final Approval Order and the Judgment are Final (as defined in Section 2.13). If no appeal has been taken from the Final Approval Order or the Judgment, the Final Settlement Date means the day after the last date on which either the Final Approval Order or the Judgment could be appealed. If any appeal has been taken from the Final Approval Order or from the Judgment, the Final Settlement Date means the date on which all appeals of either the Final Approval Order or the Judgment, including petitions for rehearing, petitions for rehearing en banc, and petitions for certiorari or any other form of review, have been finally disposed of in a manner that affirms the Final Approval Order and the Judgment.

2.18.	“Incentive Award” means Court-approved compensation for Plaintiff for his time and effort undertaken in the Litigation.

2.19.	“Judgment” means the judgment to be entered by the Court pursuant to the Final Approval Order in a form substantially similar to Exhibit F-1 to this Settlement Agreement.

2.20.	“Litigation” means the case captioned Sawyer v. Intermex Wire Transfer, LLC, No. 1:19-cv- 22212-BB (S.D. Fla.).

2.21.
“Notice and Administrative Costs” means all reasonable and authorized costs and expenses of disseminating and publishing the Class Notice in accordance with the Preliminary Approval Order, and all reasonable and authorized costs and expenses incurred by the Settlement Administrator in administering the Settlement, including but not limited to costs and expenses associated with assisting Settlement Class Members, processing claims, escrowing funds, and issuing and mailing Settlement Relief.

2.22.	“Plaintiff” means Stuart Sawyer.

2.23.
“Preliminary Approval Application” means Plaintiff’s motion for the Court to approve the Settlement preliminarily and to enter the Preliminary Approval Order, including all exhibits and documents attached thereto.

2.24.
“Preliminary Approval Order” means the order (once entered by the Court) in a form substantially similar to Exhibit E to this Settlement Agreement and providing for, among other things, preliminary approval of the Settlement as fair, reasonable, and adequate; preliminary certification of the Settlement Class for settlement purposes only; dissemination of the Class Notice to potential Settlement Class Members; and a finding that the proposed Class Notice is reasonably calculated to apprise potential Settlement Class Members of the material terms of the proposed Settlement, and potential Settlement Class Members’ options and rights with respect thereto.

2.25.	“Release” or “Releases” means the releases of all Released Claims by the Releasing Persons against the Released Persons, as provided for in Section 10 of the Settlement Agreement.

2.26.	“Released Claims” means the Claims released as provided for in Section 10 of the Settlement Agreement.

2.27.
“Released Persons” means Intermex and each of its Affiliates, including but not limited to, each entity’s divisions, corporate parent(s), subsidiaries (whether direct or indirect), predecessors, investors, whether past or present, along with all of the officers, directors, managers, employees, agents, brokers, insurers, distributors, representatives and clients, whether past or present, of any of the foregoing entities.

2.28.
“Releasing Persons” means Plaintiff, all Settlement Class Members, and anyone claiming through them such as heirs, next-of-kin, administrators, executors, personal representatives, successors, and assigns.

2.29.
“Request for Exclusion” means a written request from a potential Settlement Class Member that seeks to exclude the potential Settlement Class Member from the Settlement Class and that complies with all requirements in Section 11 of this Settlement Agreement.

2.30.	“Settlement” means the settlement set forth in this Settlement Agreement.

2.31.
“Settlement Administrator” means a third-party agent or administrator selected by Plaintiff after a competitive bidding process to help implement and effectuate the terms of this Settlement Agreement. Plaintiff proposes American Legal Claim Services, LLC as the Settlement Administrator.

2.32.	“Settlement Agreement” means this Settlement Agreement and Release, including all exhibits thereto.

2.33.	“Settlement Class” or “Class” means the class of persons that will be certified by the Court for settlement purposes only, as more fully described in Section 3.1 herein.

2.34.	“Settlement Class Member” or “Class Member” means any person who falls within the definition of the Settlement Class and who has not submitted a valid Request for Exclusion.

2.35.	“Settlement Class Period” shall commence on May 30, 2015 through and including October 7, 2019.

2.36.
“Settlement Class Recovery” means the amount of the Settlement Fund available for distribution to Claimants after payment of Notice and Administrative Costs and any Court- approved Attorneys’ Fees and Expenses and Incentive Award.

2.37.	“Settlement Fund” means the $3,250,000 described in Section 4.1 that Intermex has agreed to pay pursuant to the terms of this Settlement Agreement.

2.38.	“Settlement Relief” means the payment to be made from the Settlement Fund to Settlement Class Members who submit Approved Claims.

2.39.
“Settlement Website” means the Internet site created by the Settlement Administrator pursuant to Section 6.3 of this Settlement Agreement, which shall have the Uniform Resource Locator of wwwIntermexTCPASettlement.com, or similar.

2.40.	“Settling Parties” means, collectively, Intermex, Plaintiff, and all Releasing Persons.

3.	CLASS DEFINITION AND CONDITIONS AND OBLIGATIONS RELATING TO THE EFFECTIVENESS OF THE SETTLEMENT

3.1.	The “Settlement Class” shall be as follows:

All noncustomers successfully contacted by Intermex by text message, through use of the same texting platform that was used to contact Plaintiff, between May 30, 2015 and October 7, 2019.

3.2.
This Settlement Agreement is expressly contingent upon the satisfaction, in full, of the material conditions set forth below. In the event that the Settlement is not finally approved, Intermex shall be entitled to void the Settlement, and will be refunded any money that has not yet been expended.

3.3.	Condition No. 1: Court Approval. The Settlement must be approved by the Court in accordance with the following steps:

3.3.1.
Application for Preliminary Approval of Proposed Settlement, Class Certification, and Class Notice. Class Counsel will present a Preliminary Approval Application to the Court within seven (7) Days of the execution of this Settlement Agreement, or as otherwise set by the Court. The Preliminary Approval Application shall include Class Notice, in forms substantially similar to Exhibits A, B, and C to this Settlement Agreement. The Settling Parties shall, in good faith, take reasonable steps to secure expeditious entry by the Court of the Preliminary Approval Order.

3.3.2.
Settlement Class Conditional Certification. In connection with the proceedings on Preliminary and Final Approval of the proposed Settlement and solely for the purposes of settlement, providing Class Notice and implementing this Settlement Agreement, Plaintiff shall seek (and Intermex will not oppose) orders (preliminary and final, respectively) certifying the Settlement Class pursuant to Rule 23 of the Federal Rules of Civil Procedure for settlement purposes only. If the Settlement is not finalized or finally approved by the Court for any reason whatsoever, the certification of the Settlement Class is voidable by any Party, the Litigation will return to its status as it existed prior to this Settlement Agreement, and no doctrine of waiver, estoppel or preclusion will be asserted in any litigated class certification proceedings or otherwise asserted in any other aspect of the Litigation or in any other proceeding.

3.3.3.
CAFA Notice. Intermex shall be responsible for timely compliance with the notice requirements of the Class Action Fairness Act, 28 U.S.C. § 1715(b). No later than ten (10) Days before the Final Approval Hearing, Intermex shall file with the Court one or more declarations stating that Intermex has complied with its notice obligations.

3.3.4.
Entry of Preliminary Approval Order. The Parties will request that the Court enter a Preliminary Approval Order in a form substantially similar to Exhibit E to this Settlement Agreement, which shall, among other things:

(a)          Certify for purposes of settlement a nationwide Settlement Class, approving Plaintiff as class representative and appointing Class Counsel, pursuant to Rule 23 of the Federal Rules of Civil Procedure;

(b)          Preliminarily   approve   the   Settlement   as   fair,   reasonable and adequate;

(c)          Order the issuance of Class Notice to the Settlement Class, and determine that such Class Notice complies with all legal requirements, including, but not limited to, the Due Process Clause of the United States Constitution;

(d)          Schedule a date and time for a Final Approval Hearing to determine whether the Preliminary Approval Order should be finally approved by the Court;

(e)          Require Settlement Class Members who wish to be excluded to submit an appropriate and timely written request for exclusion by the Opt-Out Deadline, as directed in the Settlement Agreement and Class Notice, and advise that a failure to do so shall bind those Settlement Class Members who remain in the Settlement Class;

(f)          Require Settlement Class Members who wish to object to the Settlement Agreement to submit an appropriate and timely written statement by the Objection Deadline, as directed in the Settlement Agreement and Class Notice, and advise that a failure to do so shall prevent those Settlement Class Members from doing so;

(g)          Authorize the Settling Parties to take all necessary and appropriate steps to establish the means necessary to implement the Settlement Agreement; and

(h)          Issue related orders to effectuate the preliminary approval of the Settlement Agreement.

3.3.5.
Issuance of Class Notice. Pursuant to the Preliminary Approval Order to be entered by the Court, the Settlement Administrator shall cause the Class Notice to be issued in accordance with Section 6 below.

3.3.6.
Final Approval Hearing. In connection with the Preliminary Approval Application, the Parties shall request that the Court schedule and conduct a hearing after dissemination of Class Notice, at which time it will consider whether the Settlement is fair, reasonable, and adequate pursuant to Rule 23 of the Federal Rules of Civil Procedure. Specifically, Plaintiff, after good faith consultation with Defense Counsel, shall request that, on or after the Final Approval Hearing, the Court: (i) enter the Final Approval Order and the Judgment; (ii) determine the Attorneys’ Fees and Expenses that should be awarded to Class Counsel as contemplated in the Settlement Agreement; and (iii) determine the Incentive Award, if any, that should be awarded as contemplated by the Settlement Agreement. The Settling Parties agree to support entry of the Final Approval Order and the Judgment. The Settling Parties will reasonably cooperate with one another in seeking entry of the Final Approval Order and of the Judgment.

3.4.
Condition No. 2: Finality of Judgment. The Court shall enter the Final Approval Order and the Judgment in forms substantially similar to Exhibits F and F-1 to this Settlement Agreement, respectively. The Final Approval Order and the Judgment must become Final in accordance with Section 2.14 above, and shall, among other things:

(a)          Find that (1) the Court has personal jurisdiction over all Settlement Class Members; (2) the Court has subject matter jurisdiction over the claims asserted in this Litigation; and (3) venue is proper;

(b)          Finally approve the Settlement Agreement, pursuant to Rule 23 of the Federal Rules of Civil Procedure, as fair, reasonable, and adequate;

(c)          Finally certify the Settlement Class for settlement purposes only;

(d)          Find that the form and means of disseminating the Class Notice complied with all laws, including, but not limited to, the Due Process Clause of the United States Constitution;

(e)          Enter the Final Approval Order and the Judgment with respect to the claims of all Settlement Class Members and dismiss the claims of all Settlement Class Members with prejudice;

(f)          Make the Releases in Section 10 of the Settlement Agreement effective as of the date of Final Approval;

(g)          Permanently bar Plaintiff and all Settlement Class Members who have not opted out of the Settlement from filing, commencing, prosecuting, intervening in, or participating in (as class members or otherwise) any action in any jurisdiction based on any of the Released Claims;

(h)          Find that, by operation of the entry of the Judgment, Plaintiff and all Settlement Class Members who have not opted out of the Settlement shall be deemed to have forever released, relinquished, and discharged the Released Persons from any and all Released Claims;

(i)          Authorize the Settling Parties to implement the terms of the Settlement Agreement, including entry of an injunction as described herein;

(j)          Retain jurisdiction relating to the administration, consummation, enforcement, and interpretation of the Settlement Agreement, the Final Approval Order, and the Judgment, and for any other necessary purpose; and

(k)          Issue related orders to effectuate the Final Approval of the Settlement Agreement and its implementation.

4.	SETTLEMENT CONSIDERATION, BENEFITS, AND OTHER RELIEF

4.1.
In consideration for the Releases set forth in Section 10, Intermex will fund a non- reversionary common Settlement Fund of $3,250,000, from which all Settlement Relief, Attorneys’ Fees and Costs, Notice and Administrative Costs, and an Incentive Award, if any, will be deducted.

4.1.1.
Intermex will fund the Settlement Fund as follows: On or before March 27, 2020, Intermex will transfer $325,000 to the Settlement Administrator (via wire instructions provided by the Settlement Administrator to Intermex) to an interest-bearing escrow account. The Settlement Administrator will hold those amounts until such time as the Settlement Administrator is authorized to use or pay those funds, including for any authorized up-front Notice and Administrative Costs, pursuant to the Settlement Agreement, the Preliminary Approval Order, the Final Approval Order, or the Judgment. No later than fourteen (14) Days after the Final Approval Order becomes final and non-appealable, Intermex shall fund the remainder of the Settlement Fund.

4.1.2.
The Court shall retain continuing jurisdiction over the Settlement Fund sufficient to satisfy the requirements of 26 C.F.R. § 1.468B-1. The Settlement Administrator shall at all times seek to have the Settlement Fund treated as a “qualified settlement fund” as that term is defined in 26 C.F.R. § 1.468B-1. The Settlement Administrator shall cause any taxes imposed on the earnings of the Settlement Fund, if any, to be paid out of such earnings and shall  comply  with  all  tax  reporting  and  withholding  requirements  imposed  on    the Settlement Fund under applicable tax laws. The Settlement Administrator shall be the “administrator” of the Settlement Fund pursuant to 26 C.F.R. § 1.468B-2(k)(3).

4.1.3.
Each Claimant, upon certification that he is or was the user or subscriber of the cell phone number, shall be entitled to receive Settlement Relief. The amount of Settlement Relief shall be equal to the Settlement Class Recovery divided by the total number of Approved Claims after accounting for Attorney’s Fees and Costs, Notice and Administration costs and any Incentive Award. No interest shall be included as an element of, or be payable or paid on, any claimed amount.

4.1.4.
All payments issued to Claimants via check will state on the face of the check that the check will expire and become null and void unless cashed within one hundred and eighty (180) Days after the date of issuance.

4.1.5.
No amount of the Settlement Fund shall revert to Intermex. If, after payments to Claimants have been made and the deadline for cashing Claimants’ checks has passed, funds remain in the Settlement Fund sufficient to make it feasible to make a second payment to Claimants (e.g., payment of $1.00 or more, after administrative expenses for issuing and mailing that check), a second distribution shall be made. Such redistributions shall be made until administratively infeasible. Any unclaimed funds after the second distribution will be disbursed to an appropriate consumer advocacy organization. Intermex understands that Plaintiff will ask that the Court distribute unclaimed funds to the Public Justice Foundation and National Consumer Law Center.

4.1.6.
If for any reason the Final Approval Order and/or the Judgment does not become Final within the meaning of Section 2.13, all money in the Settlement Fund, including the interest accumulated, shall be returned to Intermex within five (5) Days after the occurrence of the condition or event that prevents the Final Approval Order and/or the Judgment from becoming Final.

5.	RETENTION OF SETTLEMENT ADMINISTRATOR AND COSTS

5.1.
Plaintiff proposes American Legal Claim Services LLC as the Settlement Administrator, to process claims, field calls and correspondence from Settlement Class Members, and disburse amounts from the Settlement Fund.

5.2.	All Notice and Administrative Costs will be paid from the Settlement Fund.

5.3.
The Settlement Administrator shall administer the Settlement in a cost-effective and timely manner. Without limiting any of its other obligations as stated herein, the Settlement Administrator shall be responsible for Mail Notice, Email Notice, Publication Notice, Website Notice, the Settlement Website, administration of Settlement Relief, and providing all other related support, reporting, and administration as further stated in this Settlement Agreement.

5.4.
Plaintiff will coordinate with the Settlement Administrator to provide Mail Notice, Email Notice, and Publication Notice to the Settlement Class, as provided in this Settlement Agreement, with Intermex’s cooperation and participation.

5.5.	W-9 Forms. The Settlement Administrator shall complete and provide to Intermex any W-9 forms necessary for Intermex to implement this Settlement.

6.	NOTICE TO THE CLASS

6.1.	Mail/Email Notice: Following Preliminary Approval, the administrator shall run reverse-lookups on the cellular telephone numbers that were coded in its system as “wrong numbers,” the result shall be known as the “Notice List.” Subject to the requirements of the Preliminary Approval Order, the Settlement Administrator shall disseminate direct Mail Notice in the form attached as Exhibit A by first class mail to all persons on the Notice

List. To the extent email information is available as part of the reverse lookup for persons on the Notice List, the Settlement Administrator shall also disseminate direct Email Notice, in the form attached as Exhibit B, via email to all such persons similarly identified. Upon coordination with the Parties, the Settlement Administrator may also use additional methods to attempt to locate Settlement Class Member contact information, including but not limited to reverse-lookup or skip trace.

6.1.1.	The Mail Notices and Email Notices shall all be mailed or sent not less than forty-five (45) Days after the Court’s Preliminary Approval Order.

6.1.2.	[reserved]

6.1.3.
The Mail Notice shall include Instructions and a detachable postage-paid Claim Form in a form substantially similar to Exhibit A to this Settlement Agreement or as ultimately approved by the Court (provided that the font size, folding, and other printing elements or presentation may be adjusted to accommodate a booklet format and for efficient envelope and postage considerations). The Settlement Administrator shall run the mailing list against the National Change of Address database before mailing.

6.1.4.
After posting of the Mail Notice by the Settlement Administrator with the United States Postal Service, for any Mail Notices returned as undeliverable, the Settlement Administrator may run reverse-lookups to obtain better addresses for such returned Notices, and should such efforts indicate a possible alternate address, the Settlement Administrator may post the returned Mail Notice to the alternative address; provided, however, that if a determination is made in good faith by the Settlement Administrator that it is not possible to further update any particular Settlement Class Member’s address(es) in sufficient time to repost the Class Notice(s) at least twenty (20) Days before the scheduled Final Approval Hearing, then the Settlement Administrator need make no further efforts to provide further Mail Notice to such person(s).

6.1.5.	All costs of Mail Notice will be paid from the Settlement Fund.

6.2.
Publication Notice: The Settlement Administrator shall administer an online and/or print publication notice regime, reasonably designed to provide the best practicable notice to Settlement Class Members who were not coded as “wrong numbers” in Intermex’s records.

6.3.
Settlement Website: No later than the posting of the Mail Notice, the Settlement Administrator shall establish a Settlement Website which shall contain the Website Notice, in a form substantially similar to Exhibit C to this Settlement Agreement, copies of this Settlement Agreement and Exhibits, and the Mail Notice and Email Notice. The Settlement Website shall also contain instructions and a Claim Form which may be downloaded or printed from the Internet site. The Settlement Website shall have a Uniform Resource Locator which identifies the Settlement Website as www.IntermexTCPASettlement.com or similar. A Spanish-language version of the Website Notice, Mail Notice, Email Notice, and Claim Form will be made available for download from the Settlement Website or upon request from the Settlement Administrator.

6.3.1.
The Settlement Website shall remain open and accessible for not less than thirty (30) Days after the last day to cash any check drawn on the Settlement Fund. Settlement Class Members shall also have the option of completing their Claim Form online.

6.3.2.	All costs associated with the Settlement Website will be paid from the Settlement Fund.

6.4
Toll-Free Settlement Hotline. The Settlement Administrator will establish and maintain an automated toll-free telephone line (which shall not have live operators) for persons in the Settlement Class to call with, and/or to leave questions or messages regarding, Settlement- related inquiries, to answer the questions of persons who call with or otherwise communicate such inquiries to Class Counsel (except that the Settlement Administrator shall not give, and shall not be expected to give, legal advice).

7.	CLAIM FILING, REVIEW, AND APPROVAL PROCESS

7.1.
Claim Filing Process. Settlement Class Members may make one claim per associated unique cellular telephone number texted. Settlement Class Members shall be permitted to make a Claim for Settlement Relief in one of two ways:

(a)
By mailing (either through posting with the United States Postal Service or through a private mail carrier, such as UPS or Federal Express, provided that proof of the mail date is reflected on the label of the mailing) a written Claim Form providing the required information in English or Spanish, to the Settlement Administrator, on a date no later than the Claim Deadline. A written Claim Form will also be available on the Settlement Website for Settlement Class Members to download or print out and mail to the Settlement Administrator pursuant to this Section; or

(b)	By completing an online Claim Form in English or Spanish within the Settlement Website.

7.2.
Any Settlement Class Member who does not properly submit a completed Claim Form on or before the Claim Deadline shall be deemed to have waived any claim to Settlement Relief and any such Claim Settlement Form will be rejected.

7.3.
Claim Review Process. As soon as practicable, the Settlement Administrator shall confirm that each Claim Form submitted is in the form required, that each Claim Form was submitted in a timely fashion, and that the person submitting the Claim is a member of the Settlement Class.

7.4.
Notification. Within ten (10) Days after the Claim Deadline, the Settlement Administrator shall provide Class Counsel and Intermex with a list of all Settlement Class Members who filed a Claim, whether the Claim was rejected or accepted, and if rejected, the reason it was rejected. The Parties will use their best efforts to amicably resolve any dispute about the processing of any Claim.

7.5.
The Settlement Administrator shall have sixty (60) Days after the Final Settlement Date within which to process the Claims and remit the appropriate Settlement Relief amounts by check to Claimants from the Settlement Fund.

8.	COVENANTS

The Settling Parties covenant and agree as follows:

8.1.
Covenant Not to Sue. Plaintiff and the Settlement Class Members covenant and agree not to file, commence, prosecute, intervene in, or participate in (as class members or otherwise) any action in any jurisdiction based on any of the Released Claims against any of the Released Persons. The foregoing covenant and this Settlement Agreement shall be a complete defense to any of the Released Claims against any of the Released Persons. However, this Settlement Agreement is not intended to and does not prohibit a Settlement Class Member from responding to inquiries from federal, state or local agencies and/or law enforcement, even if the inquiries relate to the Released Claims. Similarly, this Settlement Agreement is not intended to and does not prohibit a Settlement Class Member from bringing his or her concerns to federal, state or local agencies and/or law enforcement, even if those inquiries relate to the Released Claims.

8.2.
Cooperation. The Settling Parties agree to cooperate reasonably and in good faith with the goal of obtaining entry of the Final Approval Order and the Judgment as quickly as is reasonably practicable and expeditiously reaching agreement on the matters requiring mutual agreement as set forth in this Settlement Agreement, including, but not limited to, the expeditious agreement to the terms of all class notice documents and settlement administration protocols, and the preparation and execution of all other reasonable documents necessary to achieve Final Approval of the Settlement by the Court.

9.	REPRESENTATIONS AND WARRANTIES

9.1.	Plaintiff’s Representations and Warranties.

9.1.1.
Plaintiff represents and warrants that he is the sole and exclusive owner of all of his own Released Claims and has not assigned or otherwise transferred any interest in any of his Released Claims against any of the Released Persons, and further covenants that he will not assign or otherwise transfer any interest in any of his Released Claims.

9.1.2.	Plaintiff represents and warrants that he has no surviving claim or cause of action against any of the Released Persons with respect to any of the Released Claims.

9.2.
The Settling Parties’ Representations and Warranties. The Settling Parties, and each of them on his, her, or its own behalf only, represent and warrant that they are voluntarily entering into the Settlement Agreement as a result of arm’s-length negotiations among their counsel, that in executing the Settlement Agreement, they are relying solely upon their own judgment, belief, and knowledge, and the advice and recommendations of their own independently selected counsel, concerning the nature, extent and duration of their rights and claims hereunder and regarding all matters which relate in any way to the subject matter hereof; and that, except as provided herein, they have not been influenced to any extent whatsoever in executing the Settlement Agreement by representations, statements, or omissions pertaining to any of the foregoing matters by any Party or by any person representing any Party to the Settlement Agreement. Each of the Settling Parties assumes the risk of mistake as to facts or law.

10.	Releases.

10.1.
Released Claims of Settlement Class. Upon Final Approval, each member of the Settlement Class shall, by operation of the Judgment, be deemed to have fully, conclusively, irrevocably, forever, and finally released, relinquished, and discharged the Released Parties in all capacities, including individual and trustee capacities, from any and all Released Claims.

10.2.
"Released Claims" means any and all TCPA or state court analog claims, causes of action, suits, obligations, debts, demands, agreements, promises, liabilities, damages, losses, controversies, costs, expenses and attorneys' fees of any nature whatsoever, whether based on any federal law, state law, common law, territorial law, foreign law, contract, rule, regulation, any regulatory promulgation (including, but not limited to, any opinion or declaratory ruling), common law or equity, whether known or unknown, suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, actual or contingent, liquidated or unliquidated, punitive or compensatory that exist as of the date of the Preliminary Approval Order, arising out of Intermex’s use of the texting platform used to text Plaintiff, to text the Class Members. For the avoidance of doubt, and without limitation, this release only affects claims arising out of use of the texting platform, and does not include for example claims concerning the substance of such texts or transfers of money.

10.3.
The administration and consummation of the Settlement as embodied in this Settlement Agreement shall be under the authority of the Court. The Court shall retain jurisdiction to protect, preserve, and implement the Settlement Agreement, including, but not limited to, enforcement of the Releases contained in this Settlement Agreement. The Court shall retain jurisdiction in order to enter such further orders as may be necessary or appropriate in administering and implementing the terms and provisions of the Settlement Agreement.

10.4.
Upon entry of the Final Approval Order and the Judgment: (i) the Settlement Agreement shall be the exclusive remedy for any and all Settlement Class Members, except those who have properly requested exclusion (opted out) in accordance with the terms and provisions hereof; (ii) the Released Persons shall not be subject to liability or expense for any of the Released Claims to any Settlement Class Member(s) except as set forth in this Settlement Agreement; and (iii) Settlement Class Members who have not opted out shall be permanently barred from filing, commencing, prosecuting, intervening in, or participating in (as class members or otherwise) any action in any jurisdiction against any of the Released Persons based on any of the Released Claims.

10.5.
Nothing in this Settlement Agreement shall preclude any action to enforce the terms of the Settlement Agreement, including participation in any of the processes detailed therein. The Releases set forth herein are not intended to include the release of any rights or duties of the Settling Parties arising out of the Settlement Agreement, including the express warranties and covenants contained herein.

11.	OPT-OUT RIGHTS.

11.1.
A potential Settlement Class Member who wishes to opt out of the Settlement Class must complete and send to the Settlement Administrator a Request for Exclusion that is postmarked no later than the Opt Out Deadline. The Request for Exclusion must: (a) identify the name and address of the potential Settlement Class Member requesting exclusion; (b) provide the cell phone number at which that potential Settlement Class Member was texted; (c) be personally signed by the potential Settlement Class Member requesting exclusion; and (d) contain a statement that reasonably indicates a desire to be excluded from the Settlement.

11.2.
Any potential member of the Settlement Class who properly opts out of the Settlement Class shall: (a) not be bound by any orders or judgments relating to the Settlement; (b) not be entitled to relief under, or be affected by, this Settlement Agreement; (c) not gain any rights by virtue of this Settlement Agreement; and (d) not be entitled to object to any aspect of the Settlement.

11.3.	The Settlement Administrator shall provide Class Counsel and Defense Counsel with a list of all timely Requests for Exclusion within seven (7) Days after the Opt Out Deadline.

11.4.
Except for those members of the Settlement Class who timely and properly file a Request for Exclusion in accordance with Section 11, all other members of the Settlement Class will, upon Final Approval, will be bound by its terms, regardless of whether they receive any monetary relief or any other relief.

11.5.
Blow-Up Provision. If 1,000 or more Settlement Class Members properly and timely file Requests for Exclusion, then Intermex may elect to terminate the Settlement, rendering the Settlement Agreement null and void, by delivering written notice to Class Counsel and the Settlement Administrator.

12.	OBJECTIONS.

12.1.
Overview. Any potential Settlement Class Member who does not opt out of the Settlement will be a Settlement Class Member and may object to the Settlement. To object, the Settlement Class Member must comply with the procedures and deadlines in this Settlement Agreement.

12.2.
Process. Any Settlement Class Member who wishes to object to the Settlement must do so in writing on or before the Objection Deadline, as specified in the Class Notice and Preliminary Approval Order. The written objection must be filed with the Clerk of Court, and mailed (with the requisite postmark) to Class Counsel and Defense Counsel (at the addresses identified in Section 18), no later than the Objection Deadline.

12.2.1.
The requirements to assert a valid written objection shall be set forth in the Class Notice and on the Settlement Website, and, to be valid, the written objection must include: (a) the name, address, and telephone number of the Settlement Class Member objecting and, if different, the cellular telephone number at which the Settlement Class Member received a text from Intermex during the Settlement Class Period; (b) if represented by counsel, the name, address, and telephone number of the Settlement Class Member’s counsel; (c)  the basis for the objection; (d) whether the objection applies only to the objector, to a specific subset of the class, or to the entire class; and (d) a statement of whether the Settlement Class Member objecting intends to appear at the Final Approval Hearing, either with or without counsel.

12.2.2.
Any Settlement Class Member who fails to object to the Settlement in the manner described in the Class Notice and consistent with this Section shall be deemed to have waived any such objection, shall not be permitted to object to any terms or approval of the Settlement at the Final Approval Hearing, and shall be foreclosed from seeking any review of the Settlement or the terms of this Settlement Agreement by appeal or other means.

12.3.
Appearance. Subject to approval of the Court, any Class Member who files and serves a written objection in accordance with Section 12.2 and the Class Notice may appear, in person or by counsel, at the Final Approval Hearing held by the Court, to show cause why the proposed Settlement should not be approved as fair, adequate, and reasonable, but only if the objecting Settlement Class Member: (a) files with the Clerk of the Court a notice of intention to appear at the Final Approval Hearing by the Objection Deadline (“Notice Of Intention To Appear”); and (b) serves the Notice of Intention to Appear on all counsel designated in the Class Notice by the Objection Deadline.

12.3.1.
The Notice of Intention to Appear must include the Settlement Class Member’s full name, address, and telephone number, as well as copies of any papers, exhibits, or other evidence that the objecting Settlement Class Member will present to the Court in connection with the Final Approval Hearing.

12.3.2.
Any Settlement Class Member who does not file a Notice of Intention to Appear in accordance with the deadlines and other specifications set forth in this Settlement Agreement and Class Notice shall not be entitled to appear at the Final Approval Hearing or raise any objections.

13.	SETTLEMENT APPROVAL.

13.1.	Plaintiff shall apply to the Court for entry of the proposed Preliminary Approval Order and setting of a Final Approval Hearing.

13.2.
Not later than seven (7) Days before the Final Approval Motion Deadline, the Settlement Administrator will provide Class Counsel with a declaration that the Class Notice has been disseminated in accordance with the Preliminary Approval Order and identifying the number of Requests for Exclusion to the Settlement, along with the number of claims received to date.

14.	CERTIFICATION OF NATIONWIDE SETTLEMENT CLASS FOR SETTLEMENT PURPOSES.

14.1.
Plaintiff shall move for Final Approval of the Settlement and entry of the Final Approval Order and Judgment, and shall request that the preliminary certification of the nationwide Settlement Class for settlement purposes be made final.

14.2.
If the Settlement is not granted Final Approval, or this Settlement Agreement is otherwise terminated or rendered null and void, the certification of the above-described nationwide Settlement Class shall be automatically vacated and shall not constitute evidence or a binding determination that the requirements for certification of a class for trial purposes in this or any other action can be or have been satisfied; in such circumstances, Intermex reserves and shall have all rights to challenge certification of any settlement class or any other class for trial purposes in the Litigation.

15.	ATTORNEYS’ FEES, EXPENSES, AND PLAINTIFF’S INCENTIVE AWARD.

15.1.	Class Counsel may apply to the Court for an award of Attorneys’ Fees and Expenses from the Settlement Fund.

15.1.1.
The Settlement Administrator shall pay the amount of Attorneys’ Fees and Expenses awarded by the Court from the Settlement Fund to the account(s) of Class Counsel via wire instructions provided by Class Counsel to the Settlement Administrator within five (5) Days after the Final Settlement Date.

15.2.	Class Counsel may also apply to the Court for an Incentive Award for Plaintiff to be paid solely from the Settlement Fund.

15.2.1.
If the Court awards the Plaintiff an Incentive Award, the Settlement Administrator shall deliver to Class Counsel a separate check made payable from the Settlement Fund to Plaintiff within five (5) Days after the Final Settlement Date.

15.2.2.	If the Court awards the Plaintiff an Incentive Award, he shall provide the Settlement Administrator a completed W-9 form within (ten) 10 Days after the Final Settlement Date.

15.3.
The procedure for and the grant or denial or allowance or disallowance by the Court of the Attorneys’ Fees and Expenses and Incentive Awards are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement, and any order or proceedings relating to the applications for Attorneys’ Fees and Expenses and Incentive Awards, or any appeal from any order relating thereto or reversal or modification thereof, will not operate to terminate or cancel this Settlement Agreement or the Settlement, or affect or delay the finality of the Final Approval Order or Judgment approving this Settlement Agreement and the Settlement, except as provided for in Section 15.1.

16.	TERMINATION AND EFFECT THEREOF.

16.1.
This Settlement Agreement shall be terminable by any Party if any of the conditions of Section 3 are not fully satisfied, or if the conditions of Section 11.5 occur, unless the relevant conditions are waived in writing signed by authorized representatives of Plaintiff and Intermex.

16.2.	This Settlement Agreement shall also terminate at the discretion of Plaintiff or Intermex if:

(1) the Court, or any appellate court(s), rejects, modifies, or denies approval of any portion of this Settlement Agreement or the proposed Settlement that is material, including without limitation, the terms or relief, the findings or conclusions of the Court, the provisions relating to Class Notice, the definition of the Settlement Class, and/or the terms of the Releases; (2) the Court, or any appellate court(s), does not enter or completely affirm, or alters, or restricts, or expands, any portion of the Final Approval Order or Judgment, or any of the Court’s findings of fact or conclusions of law, that is material; (3) if all of the conditions required to be met before the Final Settlement Date do not occur; or (4) if the conditions of Section 11.5 (Blow-Up Provision) are met and Intermex elects to terminate the Settlement Agreement pursuant to that provision.

16.3.
If this Settlement Agreement is terminated as provided herein, the Settlement shall be null and void from its inception and the Settling Parties will be restored to their respective positions in the Litigation as of the day prior to the date of the Preliminary Approval Order. In such event, the terms and provisions of this Settlement Agreement will have no further force and effect with respect to the Parties and will not be used in the Litigation, or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of this Settlement Agreement will be treated as vacated, nunc pro tunc.

17.	MISCELLANEOUS PROVISIONS

17.1.
The Parties acknowledge that it is their intent to consummate this Settlement Agreement, and they agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Settlement Agreement and to exercise their best efforts to accomplish the foregoing terms and conditions of this Settlement Agreement. Thus, for example, should any standing issues arise with respect to this Settlement occurring in the Eleventh Circuit or in the Southern District of Florida, the Parties agree to make best efforts to effectuate this Settlement in another forum.

17.2.
The Settling Parties intend the Settlement to be a final and complete resolution of all disputes between them with respect to the Litigation. The Settlement compromises claims that are contested and will not be deemed an admission by any Settling Party as to the merits of any claim or defense. The Settling Parties agree that the consideration provided to the Settlement Class and the other terms of the Settlement were negotiated in good faith and at arm’s length by the Settling Parties, and reflect a Settlement that was reached voluntarily after consultation with competent legal counsel. The amounts paid are to compromise the Claimants’ claims for damages and the amounts paid represent the Claimants’ compensation for such alleged damages.

17.3.
Neither this Settlement Agreement nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of this Settlement Agreement or the Settlement is or may be deemed to be or may be used as an admission or evidence of the validity of any Released Claims, or of any wrongdoing or liability of Intermex.

17.4.	All agreements made and orders entered during the course of the Consolidated Litigation relating to the confidentiality of information will survive this Settlement Agreement.

17.5.	All of the Exhibits to this Settlement Agreement are material and integral parts hereof and are fully incorporated herein by this reference.

17.6.
This Settlement Agreement may be amended or modified only by a written instrument signed by or on behalf of Plaintiff and Intermex or their respective successors-in-interest. Any material changes must be approved by the Court.

17.7.
This Settlement Agreement and the Exhibits attached hereto constitute the entire agreement among the Settling Parties, and no representations, warranties, or inducements have been made to any Party concerning this Settlement Agreement or its Exhibits other than the representations, warranties, and covenants covered and memorialized herein. Except as otherwise provided herein, the Parties will bear their own respective costs.

17.8.
This Settlement Agreement may be executed in one or more counterparts. All executed counterparts and each of them will be deemed to be one and the same instrument. A complete set of counterparts will be submitted to the Court.

17.9.	This Settlement Agreement will be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties.

17.10.
The Court will retain jurisdiction with respect to implementation and enforcement of the terms of this Settlement Agreement, and all Settling Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement.

17.11.
None of the Settling Parties, or their respective counsel, will be deemed the drafter of this Settlement Agreement or its Exhibits for purposes of construing the provisions thereof. The language in all parts of this Settlement Agreement and its Exhibits will be interpreted according to its fair meaning, and will not be interpreted for or against any Settling Party as the drafter thereof.

17.12.
The Settlement shall be governed by the laws of the State of Florida, except to the extent that the law of the United States governs any matters set forth herein, in which case such federal law shall govern.

17.13.
The following principles of interpretation apply to this Settlement Agreement: (a) the plural of any defined term includes the singular, and the singular of any defined term includes the plural, as the case may be; (b) references to a person are also to the person’s successors-in- interest; and (c) whenever the words “include,” includes,” or ‘including” are used in this Settlement Agreement, they shall not be limiting, but rather shall be deemed to be followed by the words “without limitation.”

17.14.
The Settlement Agreement shall not be subject to collateral attack by any Settlement Class Member or any recipient of the notices of the Settlement Class after the Final Approval Order and Judgment are entered.

18.	NOTICES

18.1.
All notices (other than the Class Notice) required by this Settlement Agreement shall be made in writing and communicated by email and mail to the following addresses: All notices to Class Counsel shall be sent to Class Counsel, c/o:

Alexander H. Burke Burke Law Offices, LLC 909 Davis Street, Suite 500 Evanston, Illinois 60201 ABurke@BurkeLawLLC.com	Billy Howard The Consumer Protection Law Firm, PLLC 4030 Henderson Boulevard Tampa, Florida, 33629 Billy@TheConsumerProtectionFirm.com

18.2.	All notices to Defense Counsel shall be sent to Defense Counsel, c/o:

Aaron S. Weiss
Carlton Fields, P.A.
100 S.E. Second St., Ste. 4200
Miami, Florida 33131-2113
AWeiss@CarltonFields.com

18.3.	The notice recipients and addresses designated above may be changed by written agreement of Plaintiff and Intermex.

18.4.
Upon the request, the Parties agree to promptly provide each other with copies of objections, Requests for Exclusion, or other similar documents received from Settlement Class Members in response to the Class Notice.

# # #

In witness whereof, the Settling Parties have executed and caused this Settlement on the dates set forth below.

On Behalf of Defendant Intermex Wire Transfer, LLC:

Dated:	March 13, 2020	By:	/s/ Robert Lisy

		Name:	Robert Lisy

		Title:	CEO, Chairman

On Behalf of Plaintiff and the Settlement Class:

Dated:	March 16, 2020	By:	/s/ Stuart Sawyer
Stuart Sawyer

Approved as to form and content:

For Plaintiff:	For Intermex Wire Transfer, LLC

By:	/s/ Alexander H. Burke	By:	/s/ Aaron S. Weiss
Alexander H. Burke Burke Law Offices, LLC Email: aburke@burkelawllc.com 909 Davis Street, Suite 500 Evanston, Illinois 60201	Aaron S. Weiss Carlton Fields, P.A. 100 S.E. Second St., Ste. 4200 Miami, Florida 33131-2113

Billy Howard The Consumer Protection Law Firm, PLLC 4030 Henderson Boulevard Tampa, Florida 33629

The following Exhibits have been omitted from this Exhibit 10.1:

Exhibit A – Form of Mail Notice
Exhibit B – Form of Email Notice
Exhibit C – Form of Website Notice
Exhibit D – Form of Claim Form
Exhibit E – Form of Preliminary Approval Order
Exhibit F – Form of Final Approval Order
Exhibit F-1 – Form of Judgment